Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VIVEON HEALTH ACQUISITION CORP.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF MARCH, A.D. 2022, AT 2:17 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3401369 8100
SR# 20221127501

Authentication: 202993304
Date: 03-24-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:17 PM 03/23/2022
FILED 02:17 PM 03/23/2022
SR 20221127501 - File Number 3401369

**AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VIVEON HEALTH ACQUISITION CORP.**

**Pursuant to Section 242 of the
Delaware General Corporation Law**

The undersigned, being a duly authorized officer of VIVEON HEALTH ACQUISITION CORP., (the "Corporation"), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is VIVEON HEALTH ACQUISITION CORP.

2. The Corporation's Certificate of Incorporation was originally filed in the office of the Secretary of State of the State of Delaware on August 7, 2020, and was subsequently amended on December 22, 2020.

3. This Amendment to the Corporation's current Amended and Restated Certificate of Incorporation further amends the current Amended and Restated Certificate of Incorporation of the Corporation.

4. This Amendment to the Corporation's current Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the issued and outstanding stock at a meeting of stockholders in accordance with ARTICLE SIXTH of the Corporation's current Amended and Restated Certificate of Incorporation and the provisions of Sections 242 the General Corporation Law of the State of Delaware.

5. The text of Article FIFTH, subsections E and H of the Corporation's current Amended and Restated Certificate of Incorporation is hereby amended and restated to read in full as follows:

   "E. The Corporation (i) shall have until June 28, 2022 (the "Extended Date"), and (ii) after the Extended Date, at its sole election, and upon five days' advance notice and a monthly deposit of $240,000 into the Trust Fund, may further extend the Extended Date on a monthly basis for up to six times by an additional one month each time after the Extended Date to December 28, 2022 (the "Additional Extension Date"), to complete a Business Combination. In the event that the Corporation does not consummate a Business Combination by (i) the Extended Date, or (ii) the Additional Extension Date, if applicable, (each such date being referred to as the "Termination Date"), the Corporation shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders' rights as stockholders, including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation's then stockholders and subject to the requirements of the DGCL, including the adoption of a resolution by the Board of Directors pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate the balance of the Corporation's net assets to its remaining stockholders, as part of the Corporation's plan of dissolution and liquidation, subject (in the case of (ii) and (iii) above) to the Corporation's obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to the Trust Fund plus any interest earned on the funds held in the Trust Fund and not previously released to the Corporation and not necessary to pay its taxes divided by the total number of IPO Shares then outstanding."

   "H. If any amendment is made to this Article Fifth that would modify the substance or timing of the Corporation's obligation to provide for the conversion of the IPO Shares in connection with an initial Business Combination or to redeem 100% of the IPO Shares if the Corporation has not consummated an initial Business Combination by the Additional Extension Date, or with respect to any other provision in

this Article Fifth, the holders of IPO Shares shall be provided with the opportunity to redeem their IPO Shares upon the approval of any such amendment, at the per-share price specified in paragraph C."

IN WITNESS WHEREOF, I have signed this Amendment to the Corporation's current Amended and Restated Certificate of Incorporation this 23rd day of March, 2022.

Jagi Gill

____

Name: Jagi Gill
Title: Chief Executive Officer